U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                         ------------------------------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  CLEARBROOK INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
8000 Towers Crescent Drive, Suite 1350, Vienna, Virginia 22182

Telephone Number (including area code):  (703) 506-9400

Name and address of agent for service of process:

Mr. David J. Ortiz
Clearbrook Investment Trust
8000 Towers Crescent Drive, Suite 1350
Vienna, Virginia  22182

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /X/  No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Vienna and the State of Virginia on the 1st day of July, 1998.


                                        /s/ David J. Ortiz
                                        ------------------------
                                        David J. Ortiz
                                        President


Attest: /s/ John F. Splain
        -----------------------
        John F. Splain
        Secretary